                                                                  EXHIBIT 21 (l)

                                   [CAC LOGO]

                          CREDIT ACCEPTANCE CORPORATION

             SCHEDULE OF CREDIT ACCEPTANCE CORPORATION SUBSIDIARIES

The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.


Credit Acceptance Corporation Life Insurance Company

Buyers Vehicle Protection Plan, Inc.

AutoNet Finance Company.com, Inc

CAC Funding Corp.

CAC Leasing, Inc.

CAC Reinsurance, Ltd.

Vehicle Remarketing Services, Inc.

Credit Acceptance Corporation UK Limited

CAC of Canada, Limited

Credit Acceptance Corporation Ireland Limited

Auto Funding America, Inc.

Auto Funding America of Nevada, Inc.

Auto Lease Services, LLC